Exhibit 5

[LETTERHEAD OF BREYER & ASSOCIATES PC]

April 27, 2018

Board of Directors
Mid-Southern Bancorp, Inc.
300 N. Water Street
Salem, Indiana 47167

Re:	Mid-Southern Bancorp, Inc.

To the Board of Directors:

You have requested our opinion as special counsel for Mid-Southern Bancorp, Inc., an Indiana corporation (the "Company"), in connection with the Amendment No. 1 to the Registration Statement on Form S-1 (the "Registration Statement") filed by the Company on April 27, 2018 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act").

In rendering this opinion, we understand that up to 3,570,750 shares of the common stock of the Company, par value $0.01 per share (the "Common Stock") will be offered and sold in the manner described in the prospectus contain in the Registration Statement (the "Prospectus").

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Common Stock.

We have examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company, and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based on and subject to the foregoing, and assuming that: (i) the Registration Statement will be effective; and (ii) the Common Stock will be issued and sold in the manner stated in the Registration Statement and the Prospectus; we are of opinion that:

Securities and Exchange Commission
April 27, 2018

1.	The Common Stock that will be issued in connection with the Registration Statement will be validly issued, fully paid and non assessable.

We express no opinion as to laws other than the laws of the State of Indiana with respect to the opinions set forth in paragraph (1) above, including the provisions of the Indiana State Constitution and the reported judicial decisions interpreting such law.  No opinion is expressed herein with respect to the qualification of the Common Stock under the securities or blue sky laws of any other state or any foreign jurisdiction.

We hereby consent to the reference to us under the heading "Legal Matters" in the Prospectus and to the filing of this opinion as Exhibit 5 to the Registration Statement.  By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/Breyer & Associates PC

BREYER & ASSOCIATES PC